                                                                    Exhibit 99.1

                                                         GRISTEDE'S FOODS , INC.

Executive Offices                                            823 Eleventh Avenue
                                                         New York, NY 10019-3535
                                                            (Phone) 212-956-5803
                                                              (Fax) 212-247-4509






GRISTEDE'S FOODS, INC                                      FOR IMMEDIATE RELEASE
("GRI" - AMERICAN STOCK EXCHANGE)


              GRISTEDE'S REPORTS 15.4% SALES INCREASE FOR 9 MONTHS

                  COMPANY REQUIRED TO ACCOUNT $3.4 MILLION CASH
               BENEFIT FROM AFFILIATES AS NON-CASH CHARGE TO P&L,
                   REPORTS THIRD QUARTER $4.7 MILLION NET LOSS

New York, N.Y. October 31, 2003: Gristede's Foods, Inc announced the results of operations for the third quarter (13 weeks) and nine months (39 weeks) ended August 31, 2003:


                                                     Third quarter              Third quarter
                                                     (13 weeks) ended           (13 weeks) ended
                                                     ----------------           ----------------
                                                     Aug. 31, 2003              Sep. 1, 2002
                                                     -------------              ------------
Sales                                                $ 64,698,051               $ 60,505,818
Net Loss before non-cash charges                     $ (1,002,714)              $   (777,264)
    to income

Non-cash charges to income                           $  3,739,436                          0

Net Loss                                             $ (4,742,150)              $   (777,264)

EPS                                                  $      (0.24)
                                                                                $      (0.04)
Weighted average number
of shares outstanding                                  19,636,574                 19,636,574


                                                     Nine months                Nine months
                                                     (39 weeks) ended           (39 weeks) ended
                                                     ----------------           ----------------
                                                     Aug. 31,  2003             Sep. 1, 2002
                                                     --------------             ------------
Sales                                                $210,284,763               $182,175,544
Net Income / (Loss) before                           $ (3,299,960)                   189,245
   non-cash charges to income

Non-cash charges   to income                         $  3,739,436                          0

Net Income / (Loss)                                  $ (7,039,396)                   189,245

EPS                                                  $      (0.36)              $       0.01
Weighted average number
of shares outstanding                                  19,636,574                 19,636,574

Sales for the third quarter ended August 31 2003 were $64,698,051, a 6.9 % increase over sales of $60,505,818 for the prior year quarter ended September 1, 2002. Sales for the nine months ended August 31, 2003, were $210,284,763 a 15.4% increase over sales of $182,175,544 for the comparable nine months last year. The increase in sales for the 2003 periods primarily resulted from the Company's major new store expansion program that started in the fourth quarter of fiscal 2002.

Same store sales declined 6.7% and 2.2% for the 13 weeks and 39 weeks ended August 31, 2003, respectively, as compared to the 13 weeks and 39 weeks ended September 1, 2002. The decline in same store sales during the 2003 periods was attributable to promotional pricing by a competitor, decrease in sales of certain product categories due to unseasonably cool and wet summer, and the August 14, 2003 Northeast blackout. Same store sales are calculated using stores that were open for business both in the current period and in the same period last year.

Company Required to Account $3.4 Million Cash Benefit
From Affiliates as Non-cash Charge to P&L

During the quarter ended August 31, 2003, the Company recorded non-cash charges to its statement of operations totaling $3,739,000.

Almost all the non-cash charges ($3,430,000 or 92%) were the result of the accounting treatment required to be used by the Company in recording certain cash payments received from its affiliates, or cash payments made by its affiliates to third parties on behalf of the Company, pursuant to prior written agreements. The $309,000 remaining non-cash charge was owing to the partial write down of acquisition costs.

These payments were financially favorable to the Company. However, because the payments were made by affiliates of the Company, instead of unrelated third parties, they were required to be accounted for as non-cash charges to the Company's statement of operations, offset by equal contributions to capital.

The $3,430,000 total non-cash charges had no impact on the Company's EBITDA, and no net impact on the Company's capital position. (EBITDA is net income before income taxes, interest expense, and depreciation and amortization expense).

The three agreements previously entered into between the Company and its affiliates were:

(1) The Company's trade and other accounts receivable from one affiliate were guaranteed by the affiliate's ultimate parent. During the quarter ended August 31, 2003, $1,639,000 from the affiliate were paid in full by the affiliate's ultimate parent, in accordance with its guarantee. This was accounted as a bad debt expense of the Company, offset by an equal contribution to capital.

(2) An affiliate of the Company paid $1.3 million into escrow on October 16, 2003, as an initial payment under a proposed settlement of the Company's litigation with certain delivery workers (" Ansoumana v. et. al.").

The settlement covered the prior litigation liabilities of both the Company and its predecessor privately owned companies. Although the $1.3 million payment by the affiliate represented a payment only on behalf of the predecessor privately owned companies, it was accounted as a non-cash settlement expense of the Company for the quarter ended August 31, 2003, offset by an equal contribution to capital.


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

The Company is attempting to recover from a $400,000 security bond posted by one of the defendants in the litigation. Any recoveries, however, shall be solely for the Company's benefit.

(3) In connection with the Company's efforts to acquire Kings Super Markets, Inc., a chain of 27 stores, mainly located in Northern New Jersey, the Company had entered into a cost sharing agreement with an affiliate pursuant to which the affiliate agreed to reimburse the Company a portion of incurred and to be incurred acquisition costs.

During the quarter ended August 31, 2003, $800,000 of acquisition costs previously capitalized by the Company were charged to operations as it was determined such costs did not have future value. An affiliate reimbursed the Company $491,000 in accordance with the cost sharing agreement. However the benefit received by the Company by such reimbursement was accounted as a non-cash charge to its statement of operations, offset by an equal contribution to capital. At August 31, 2003, $851,000 of Kings related acquisition costs continues to remain capitalized on the Company's balance sheet (of which amount, $523,000 is reimbursable by the affiliate under the cost sharing agreement).


Impact of August 14, 2003 Northeast Blackout /
Operating Results for 13 Weeks and 39 Weeks Ended August 31, 2003

The Company suffered significant losses of perishable inventory during the Northeast Blackout of August 14-15, 2003. To a lesser extent, there were also property repair and damage losses, and related expenses. The Company's inventory is insured for its retail selling price, and property is insured for its new replacement cost. The Company has filed claims for these losses and related expenses with its insurance carriers and expects to recover at least approximately $5.9 million. The Company is expecting payment for the claim in the upcoming fiscal year. A minimum expected net insurance gain of approximately $1.9 million was recorded in the quarter ended August 31, 2003.

As stated in earlier press releases, the Company engaged in a major new store expansion commencing in the fourth quarter of fiscal 2002. During and since such period, a total of seven new stores have been opened, four of which stores have built-in pharmacies. One newly opened store is presently a free standing pharmacy but is in the process of being reconfigured into a supermarket with a built-in pharmacy.

The new store expansion program lowered earnings and EBITDA for all three quarters of fiscal 2003 through a combination of higher labor costs, lower gross margins, and higher advertising, depreciation, interest and deferred rent expense. The negative EBITDA impact during the 2003 third quarter was reduced to approximately $750,000, a 40% reduction from the negative EBITDA impact during the 2003 second quarter period. The lower impact in the 2003 third quarter was owing to lower promotional pricing.

In addition, results for the 13 weeks and 39 weeks ended August 31, 2003 were impacted by pre-store opening startup costs in connection with the new store expansion, the remodeling of a store, and certain store closures in the 2003 second quarter. For the 13 weeks and 39 weeks ended August 31, 2003, such costs totaled $35,000 and $531,000, respectively, versus $130,000 and $312,000 during the comparable 2002 periods, respectively. During the 39 weeks ended August 31, 2003, four new stores were opened (no new stores were opened during the 13 weeks ended August 31, 2003) . There were no new stores opened during both comparable 2002 periods. New stores have higher pre-store openings costs than remodeled stores.

The Company expects the seven new stores it opened during and subsequent to the fourth quarter of fiscal 2002 to make an aggregate positive contribution to EBITDA during fiscal 2004.


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

Gross profit was $26,311,991 (40.7% of sales) and $84,406,376 (40.1% of sales)
for the 13 weeks and 39 weeks ended August 31, 2003, respectively, as compared to $24,221,233 (40.0% of sales) and $72,890,207 (40.0% of sales) for the 13 weeks and 39 weeks ended September 1, 2002, respectively. The increase in gross profit as a percentage of sales during the 2003 periods was primarily due to increased sales of perishables, which have higher gross margins, and an overall improvement in margins.

Store operating, general and administrative expenses were $23,299,006 (36.0% of sales) and $71,354,920 (33.9% of sales) for the 13 weeks and 39 weeks ended August 31, 2003, respectively, as compared to $20,170,495 (33.3% of sales) and $57,764,780 (31.7% of sales) for the 13 weeks and 39 weeks ended September 1, 2002, respectively. Store operating, general and administrative expenses increased as a percentage of sales during the 2003 periods mainly due to occupancy costs of the newly opened stores, and higher real estate taxes.

Non-store operating expenses were $2,676,611 (4.1% of sales) and $8,113,440 (3.9% of sales) for the 13 weeks and 39 weeks ended August 31, 2003, respectively, as compared with $2,422,547 (4.0% of sales) and $7,151,728 (3.9% of sales) for the 13 weeks and 39 weeks ended September 1, 2002, respectively. The increase as a percentage of sales during the 39 weeks ended August 31, 2003, primarily reflects the addition of supervisory personnel in anticipation of acquiring Kings Super Markets and also owing to additional business generated by the new stores.

Depreciation and amortization expense was $2,414,819 (3.7% of sales) and $7,173,988 (3.4% of sales) for the 13 weeks and 39 weeks August 31, 2003, respectively, as compared to $2,032,828 (3.4% of sales) and $5,902,418 (3.2% of sales) for the 13 weeks and 39 weeks ended September 1, 2002, respectively. The increase in depreciation and amortization expense was primarily the result of capital expenditures incurred in connection with the Company's new store program.

Interest expense was $782,902 and $2,393,337 or 1.2% and 1.1% of sales for the 13 weeks and 39 weeks ended August 31, 2003, respectively, as compared to $730,555 and $2,136,709 or 1.2% of sales for both the 13 weeks and 39 weeks ended September 1, 2002.

As a result of the items reviewed above, the Company reported a net loss of ($4,742,150) and ($7,039,396) and for the 13 weeks and 39 weeks ended August 31, 2003, respectively, as compared to a net loss of ($777,264) and a net income of $189,245 for the 13 weeks and 39 weeks ended September 1, 2002, respectively.

The Company plans to open additional new in-store pharmacies, and maintain an on-going store remodeling program in future quarters.

The Company is a leading operator of supermarkets in the New York metropolitan area. It operates a total of 49 stores -- 46 supermarkets (9 of which have in-store pharmacies) and 3 stand alone pharmacy stores, all under the banner "Gristedes".

This news release contains forward-looking statements that involve risks and uncertainties that may effect the Company's business and future operating results including, but not limited to, economic conditions, governmental conditions, technological advances, pricing and competition, acceptance by the marketplace of new products, retention of key personnel, the sufficiency of financial resources to sustain and expand the Company's operations, and other factors described in the periodic reports the Company files with the Securities and Exchange Commission. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date hereof, and should be aware that except as may be otherwise legally required of the Company, the Company undertakes no obligation to publicly revise any such forward-looking statements to reflect events or circumstances that may arise after the date hereof.

FURTHER INFORMATION MAY BE OBTAINED FROM INVESTOR RELATIONS -- COMPANY
CONTACT: MR. KISHORE LALL, DIRECTOR -- AT (212) 956-5803.


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